EXHIBIT 2.2

                                   AGREEMENT

   THIS AGREEMENT, made as of this 12th day of August, 2016, by and between Argus Research Group, Inc ("Argus"), a company whose divisions include Vickers Stock Research Corp. and Argus Investors' Counsel, Inc., and Invesco Capital Markets, Inc. ("Invesco"), a Delaware corporation.

                                  WITNESSETH:

   WHEREAS, Argus is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

   WHEREAS, Invesco sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Invesco desires to establish one or more UITs composed initially of a portfolio of securities selected pursuant to Invesco's proprietary methodology, which may utilize data created by Vickers Stock Research (the "Trusts");

   WHEREAS, Argus is willing to grant to Invesco a license to use certain of the data created by Vickers Stock Research, subject to the terms and conditions hereinafter set forth.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

   1. LICENSE GRANT.

   (a) License. Subject to the terms and conditions set forth in this Agreement, Argus hereby grants to Invesco a limited, non-exclusive, irrevocable, non-transferable, non-sublicensable right and license to process, store, maintain, copy, and prepare derivative works of the Licensed Data (as defined in "Exhibit A") and any other Vickers Stock Research data provided to Invesco under this Agreement solely for Invesco's internal business purposes, which for the avoidance of doubt, includes use in whole or in part in connection with the selection of securities for inclusion in the portfolio of one or more Trusts (the "Portfolio Securities") (the "License").

   (b) Restrictions and Permitted Uses of Licensed Data. Invesco agrees that it is permitted to use the Licensed Data and/or any other Vickers Stock Research data provided solely as expressly authorized by this Agreement. For the avoidance of doubt, Invesco retains absolute discretion, and Argus shall have no rights or authority with respect to Invesco's selection and/or weighting of Portfolio Securities in a Trust, nor any authority over the selection process and/or portfolio name as outlined in the principal investment strategy for such Trust to be determined by Invesco in its sole discretion.

   (c) Ownership. Nothing in this Agreement shall grant to Invesco any right, title and/or interest in and to any Licensed Data, and/or any other Vickers Stock Research data, other than the limited rights set forth herein, and Argus expressly reserves all rights, title and interest, including but not limited to intellectual property rights, therein not otherwise expressly granted hereunder. Invesco's proprietary methodology used in selecting Portfolio Securities is unique and Invesco retains all rights to its selection methodology.

   (d) Argus' Obligations Under this Agreement. During the term of this Agreement, Invesco shall provide Argus with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, within ten (10) days of receipt of Invesco's request, Argus will provide to Invesco the Licensed Data as of a date specified by Invesco. Argus further agrees that during the Term, at Invesco's reasonable request, it will provide updates as of a specified date to the data fields of the Licensed Data (as detailed in Exhibit A) for any Portfolio Security for which Invesco reasonably requests an update. If reasonably requested by Invesco to do so, Argus also agrees to review and comment upon the disclosure in each Registration Statement specifically referring to, or describing, Argus and the securities selection process.

   (e) Non-Disclosure of Licensed Data. Invesco agrees that it will not disclose Licensed Data or any other data provided to it by Argus under the License to any person or entity other than its employees, subject to the terms and conditions of this Agreement, and Invesco will use reasonable measures to prevent the disclosure of such data to any other person or entity. Notwithstanding the foregoing, Argus acknowledges and agrees that in promoting the Trusts, Invesco may make public statements or disclosures describing the Licensed Data and the security selection process generally, provided that any such disclosure does not violate the confidentiality provisions included in Section 8 of this Agreement.

   2. Fees. For the services to be performed hereunder, Invesco, on behalf of each Trust, agrees that each Trust shall pay Argus a fee equal to 10 basis points (0.10%) of the net asset value of such Trust as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to Argus within thirty (30) days following the end of the initial offering period of such Trust.

   3. Term. Subject to Section 7, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the third (3rd) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.

   4. Exclusivity. Argus covenants and agrees that during the term of this Agreement, other than the License it is providing to Invesco under this Agreement, neither Argus, nor anyone authorized to act on its behalf, shall create for, and provide to, any unit investment trust sponsor, distributor or seller for use in the creation, marketing or sale of any non-exchange traded unit investment trust a list of companies with a positive company index generated pursuant to the exact same methodology as the Licensed Data applied to the same universe of eligible securities as the Licensed Data. Notwithstanding the prior sentence and for the avoidance of doubt, Invesco acknowledged that Argus is in the business of providing its proprietary investment research data to third parties and that Argus is not responsible for, nor in violation of its obligation under this Agreement, if it provides any subset of the data that is included in the Licensed Data to a third party (or any larger dataset that incorporates the Licensed Data), or if a third party uses its access to Argus' proprietary data to create a list that is identical of substantially similar to any of the Licensed Data. Argus is permitted to provide any of the other underlying data that is part of the Licensed Data to any other person or entity without limitation as long as such data is not composed solely of a list of companies with a positive company index that is selected using the same criteria as used to create the Licensed Data.

   5. Assignment. Neither of the parties hereto may assign (including within the meaning of the Advisers Act) its respective rights and obligations under this Agreement without the prior written consent of the other.

   6. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Invesco and Argus, and that any services performed hereunder by Argus shall be as an independent contractor and not as an employee or agent of Invesco or any Trust. Argus shall have no authority whatsoever to bind Invesco or any Trust on any agreement or obligation Argus agrees that Argus shall not hold itself out as an employee or agent of Invesco or any Trust.

   7. Termination. (a) Argus may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Invesco that is not remedied within ten (10) business days after written notice.

   (b) Argus may terminate this Agreement upon thirty (30) days written notice at any time if Invesco has not established a Trust for a period of fifteen (15) months or more prior to Argus' request for termination.

   (c) Invesco may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Argus that is not remedied within ten (10) business days after written notice thereof.

   (d) Argus and Invesco may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

   (e) Any termination under Section 9(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

   8. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, Portfolio Security selection methodologies, product developments plans, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to a party shall not be disclosed by the other party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section 9 in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section 9 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 9, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section 9 shall survive the termination of this Agreement.

   9. Covenants. During the period of this Agreement, each of the parties agree to:

   (a) comply with all codes, rules, regulations and laws applicable to the performance of its obligations under this Agreement or its handling of the Licensed Data or other data provided by Argus and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, Argus may not refer to Invesco or any affiliates in any kind of public communications, whether oral, written or electronic, or otherwise, and whether in a piece published by Argus or in response to questions of the media or others, without Invesco's prior written consent, except that Argus may describe the services, including the License, provided under this Agreement to the extent that such services are described in any Registration Statement or other publicly available materials produced by Invesco.

   Further, trademark rights in the Argus Investors' Counsel, Inc., and Vickers Stock Research Corp. company names, as well as Argus' other trademarks, service marks, designs, and logos ("Trademarks") are owned by Argus and Invesco is not permitted to, and will not, use these company names or any other Trademarks owned by Argus without Argus' prior consent.

   10. Limitation of Liability of Argus. EXCEPT AS SET FORTH IN SECTION 11(b) BELOW, ARGUS SHALL HAVE NO, AND EXPRESSLY DISCLAIMS ANY, LIABILITY TO INVESCO OR ANY OTHER PERSON OR ENTITY ARISING OUT OF OR UNDER OR RELATING TO: (I) INVESCO'S PROVISION OF ITS PRODUCTS AND SERVICES, INCLUDING BUT NOT LIMITED TO THE TRUSTS (OR ANY OTHER PRODUCTS AND SERVICES PROVIDED, DISTRIBUTED OR OFFERED BY INVESCO), AND ALL MATERIALS ASSOCIATED THEREWITH, (II) INVESCO'S COLLECTION, STORAGE AND/OR PROCESSING OF ANY PERSONALLY IDENTIFIABLE INFORMATION OF ANY USERS OR CUSTOMERS (IF ANY), (III) THE LICENSED DATA, OR ANY OTHER DATA PROVIDED BY ARGUS TO INVESCO, OR INVESCO'S USE THEREOF, (IV) INVESCO'S OPERATION OF ITS BUSINESS, AND (V) INVESCO'S ADVERTISING, MARKETING AND/OR PROMOTIONAL EFFORTS IN CONNECTION WITH ANY OF THE FOREGOING. INVESCO UNDERSTANDS AND AGREES THAT INVESCO SHALL BE SOLELY LIABLE AND RESPONSIBLE FOR ANY AND ALL INJURIES, LOSSES, DAMAGES, LIABILITIES, COSTS, EXPENSES AND/OR FEES OF ANY KIND SUSTAINED OR INCURRED BY, OR OTHERWISE ASSERTED AGAINST ARGUS, ANY INDEMNIFIED PARTY OR ANY OTHER PERSON ARISING OUT OF OR UNDER OR RELATING TO (I)-(V) ABOVE. EXCEPT AS SET FORTH IN SECTION 11(b) BELOW, IN NO EVENT SHALL ARGUS BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT SUCH LIABILITY IS BASED ON CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER BASIS, WITH RESPECT TO THE ACCURACY OF THE LICENSED DATA, OR ANY OTHER DATA PROVIDED BY ARGUS TO INVESCO, OR INVESCO'S USE OF LICENSED DATA, OR ANY OTHER DATA PROVIDED BY ARGUS TO INVESCO, PROVIDED BY ARGUS OR OTHERWISE, WHETHER OR NOT ARGUS WAS MADE AWARE OF THE BASIS OF SUCH CLAIM.

   11. Indemnification. (a) By Invesco. In the event any claim is brought by any third party against Argus or any of its affiliates that relates to, arises out of or is based upon the performance by Invesco of its obligations hereunder, Argus shall promptly notify Invesco and Invesco shall defend such claim at Invesco's expense and under Invesco's control. Invesco shall indemnify and hold harmless Argus or any of its affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Argus or any of its affiliates shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Invesco shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Argus nor any of its affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from (i) any breach of this Agreement by Argus, or (ii) the gross negligence or willful misconduct of Argus or any of its affiliates.

   (b) By Argus. In the event any claim is brought by any third party against Invesco, any of the Trusts, or any of Invesco's affiliates that relates to, arises out of or is based upon any claim that the Licensed Data, or any other data provided by Argus to Invesco, infringes upon, misappropriates or otherwise conflicts with or violates the rights, including, but not limited to, intellectual property rights, of any person or entity, Invesco shall promptly notify Argus and Argus shall defend such claim at its expense and under its control. Argus shall indemnify and hold harmless Invesco, the Trusts, and Invesco's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Invesco, the Trusts, or Invesco's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Argus shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Invesco, the Trusts, nor any of Invesco's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from (i) any breach of this Agreement by Invesco, or (ii) the gross negligence or willful misconduct of Invesco, the Trusts, or Invesco's affiliates.

   (c) The indemnifications set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever.

   12. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

   13. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   14. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements with respect to the subject matter of this Agreement, and can be amended only by a writing executed by all of the parties.

   15. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

   If to Argus:

         Argus Research Group, Inc.
         61 Broadway
         Suite 1910
         New York, NY  10006
         Attn: John Eade

   If to Invesco:

         3500 Lacey Road
         Suite 700
         Downers Grove, IL 60515
         Attn:  Steve Massoni

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   16. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

INVESCO CAPITAL MARKETS, INC.

By:________________________________

Name: _____________________________

Title: ______________________________

ARGUS RESEARCH GROUP, INC

By:_______________________________

Name: ____________________________

Title:______________________________




                                   EXHIBIT A

The term Licensed Data means the datasets provided by Argus to Invesco from time to time that include an alphabetical list of all companies that have been assigned a positive company index by Vickers Research Group as of the date listed in such dataset, which will be provided in the following format, and which will include the following available information for each of the data fields shown below for each company listed:

cusip    ticker    issuer name    index date    index value    buyctr  sellctr  tottrans   activecode   secinactivedate